Exhibit  12.2
                                                                       2/6/2004



                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2002 and the year to date September 30, 2003


                                                                                                                     Nine
                                                                                                                     Months
                                                                                                                     Ended
                                                                       Year ended December 31,                    September 30,
                                                   ----------------------------------------------------------------------------
                                                   ----------------------------------------------------------------------------
                                                      1998        1999         2000         2001         2002          2003
                                                      ----        ----         ----         ----         ----          ----
                                                   ---------------------------Thousands of Dollars-----------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                       $ 612,521    $659,745     $698,802     $652,468    $  770,194    $678,953
  Interest expense, net of amounts capitalized       261,505     219,150      237,872      247,788       226,732     164,719
  Distrib on shares subj to mandatory redemption      22,354      24,662       25,549       24,775        24,599      11,317
  AFUDC - Debt funds                                   4,664      11,010       20,197        9,569         6,854       5,076
                                                   ---------    --------     --------     --------    ----------    --------
         Earnings  as defined                      $ 901,044    $914,567     $982,420     $934,600    $1,028,379    $860,065
                                                   =========    ========     ========     ========    ==========    ========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                    $ 194,559    $193,968     $222,530     $220,627    $  208,148    $139,876
   Interest on affiliated loans                            0           0            0            0           845         261
   Interest  on interim  obligations                  11,012       9,865       10,759       14,638         1,160         388
   Amort of debt disc, premium  and expense, net      42,506      11,171       11,668       11,740        12,857      11,622
   Other interest  charges                            18,091      15,157       13,112       10,354        10,577      17,648
  Distrib on shares subj to mandatory redemption      22,354      24,662       25,549       24,775        24,599      11,317
                                                   ---------    --------     --------     --------    ----------    --------
         Fixed charges as defined                    288,522     254,823      283,618      282,134       258,186     181,112
Tax  deductible   preferred  dividends                 1,236       1,089        1,089        1,089         1,089         817
                                                   ---------    --------     --------     --------    ----------    --------
                                                     289,758     255,912      284,707      283,223       259,275     181,929
                                                   ---------    --------     --------     --------    ----------    --------
Non-tax  deductible  preferred  dividends             13,407      15,375       15,067       14,435        13,350      12,703
Ratio  of net income  before  taxes to net income  x   1.563    x  1.585     x  1.602     x  1.623    x    1.619    x  1.585
                                                   ---------    --------     --------     --------    ----------    --------
Pref  dividend  requirements  before  income  taxes   20,955      24,369       24,137       23,428        21,614      20,134
                                                   ---------    --------     --------     --------    ----------    --------
Fixed  charges  plus  pref  dividend  requirements $ 310,713    $280,281     $308,844     $306,651    $  280,889    $202,063
                                                   =========    ========     ========     ========    ==========    ========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                   2.90        3.26         3.18         3.05          3.66        4.26
                                                       ====        ====         ====         ====          ====        ====


Note: The above figures have been adjusted to give effect to ALABAMA Power
      Company's 50% ownership of Southern